250 Glen Street Glens Falls, NY
Contact: Timothy C. Badger Tel: (518) 415-4306 Fax: (518)745-1976

TO: All Media
DATE: Tuesday, January 22, 2013

Arrow Reports Increased Earnings and Strong Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and twelve-month periods ended December 31, 2012.  Net income for the fourth quarter of 2012 was $5.5 million, an increase of $118 thousand or 2.17% from net income of $5.4 million for the fourth quarter of 2011. Diluted earnings per share (EPS) for the quarter was $.46, an increase of 2.22% from the comparable 2011 quarter, when diluted EPS was $.45. For the twelve-month period ended December 31, 2012, net income reached a record high of $22.2 million, as compared to net income of $21.9 million for the 2011 year, while diluted EPS increased by $.02, from $1.83 in 2011 to $1.85 for 2012.

Thomas J. Murphy, President and CEO, succeeding Thomas L. Hoy who retired at year end, stated, "Our record earnings for 2012 included an increase of $1.2 million in noninterest income for the year, while our noninterest expense increased by only $288 thousand. Loan balances outstanding at year end 2012 grew to a record high of nearly $1.2 billion. Key asset quality and profitability measurements continue to be excellent. We are pleased with these results during this extended and challenging period of historically low interest rates."

The following list presents highlights of our fourth-quarter and year-to-date periods:

•	Increased Earnings: Our net income for the twelve-month period ended December 31, 2012, reached a record high of $22.2 million, marking the fifth consecutive year of increased earnings.

•
Cash and Stock Dividends: A cash dividend of $.25 per share was paid to shareholders in the fourth quarter of 2012, effectively 2% higher than the cash dividend paid in the fourth quarter of 2011. This represents the 19th consecutive year of an increased cash dividend. In September 2012, we distributed a 2% stock dividend. All prior period share and per share data have been adjusted accordingly.

•
Insurance Agencies Operations: For the 2012 twelve-month period, insurance commission income rose $873 thousand, or 11.8%, to $8.2 million in 2012 from $7.4 million in 2011. This growth is primarily attributable to our expansion of insurance agency operations. Our most recent insurance agency acquisition was on August 1, 2011, when we acquired the McPhillips Insurance Agencies, two longstanding property and casualty insurance agencies located in our service area.

•
Asset Quality: Asset quality remained strong at December 31, 2012, as measured by our low level of nonperforming assets and charge-offs. Nonperforming assets of $9.1 million represented only 0.45% of period-end assets, far below industry averages, although up slightly from our 0.41% ratio at December 31, 2011. Net loan losses for the fourth quarter of 2012, expressed as an annualized percentage of average loans outstanding, were 0.04%, a decrease of three basis points from the 2011 comparable period.  Our year-to-year ratios of nonperforming assets and net loan losses were similarly stable and at very low levels. These asset quality ratios continue to be significantly better than all recently reported industry peer averages. However, our commercial borrowers, like many businesses, continue to experience financial challenges and difficulties in this slow economic growth environment.

Overall loan delinquency rates remain very low and, unlike many of our peers, we have not and do not expect to incur significant losses in our existing residential real estate portfolio, even though some borrowers may be experiencing stress due to the continuing weakness in the regional economy. Our allowance for loan losses was $15.3 million at December 31, 2012, which represented 1.30% of loans outstanding, a decrease of three basis points from our ratio at December 31, 2011.

•
Capital: Total shareholders’ equity grew to $175.8 million at period-end, an increase of $9.4 million, or 5.7%, above the December 31, 2011 balance. Arrow's capital ratios, which were strong in 2011, strengthened further in 2012. At December 31, 2012, the Tier 1 leverage ratio at the holding company level was 9.10% and total risk-based capital ratio was 16.26%, up from 8.95% and 15.96%, respectively, at December 31, 2011. The capital ratios of the Company and both of its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standards, which places us in the highest category from a regulatory capital perspective.

•
Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at December 31, 2012 rose to $1.046 billion, an increase of $72 million, or 7.4%, from the December 31, 2011 balance of $973.6 million.  The growth in balances was generally attributable to both new business and a favorable movement within the financial markets between the periods. Income from fiduciary activities of $1.5 million rose by 0.87% for the 2012 fourth quarter as compared to the comparable 2011 period.

•
Securities Transactions: Securities gains had a smaller impact on earnings in 2012 than in 2011, although a larger impact in the 2012 fourth quarter than in the 2011 fourth quarter. Included in the 2012 results of operations were net securities gains of $94 thousand for the fourth quarter and $522 thousand for the year, net of tax, which represented approximately $.01 and $.04 per share, respectively. There were no net securities gains for the fourth quarter of 2011 but gains for the 2011 year amounted to $1.7 million, net of tax, which represented $.14 per share.

•
FHLB Debt: In the third quarter of 2011, we deleveraged our balance sheet by prepaying four of our long-term Federal Home Loan Bank (FHLB) advances totaling $40 million. The prepayment penalties for these higher-costing advances amounted to $989 thousand, net of tax, which was reported as a component of noninterest expense for the 2011 third quarter and represented $.08 per share. No prepayment penalties were incurred during 2012.

•
Balance Sheet Changes: Total assets at December 31, 2012, reached $2.023 billion, an increase of $60.1 million, or 3.06%, from the $1.963 billion balance at December 31, 2011. At December 31, 2012 our loan portfolio was $1.172 billion, up $40.9 million, or 3.61%, from the December 31, 2011 level. During 2012, we originated over $109.1 million of residential real estate loans. However, for interest rate risk management purposes, we continued to follow the practice we adopted in recent years of selling a substantial portion of the residential real estate loans we originate to the secondary market, primarily to a government-sponsored entity, the Federal Home Loan Mortgage Corporation. Therefore, the outstanding balance for our residential real estate loan portfolio at December 31, 2012, was actually lower than our balance at December 31, 2011. We continue to retain servicing rights on most all the mortgages we sold, generating servicing fee income on these loans. As long-term interest rates continued to decline during 2012, we experienced significant gains on our sales of residential loans totaling $2.3 million for the year, which was substantially higher than our gains on such sales in 2011 of $866 thousand. We also experienced an increase in the volume of new automobile loans in 2012, as well as modest growth in our commercial loan portfolio which, combined, more than offset the decrease in our residential real estate loan portfolio.

•
Net Interest Income: Similar to most institutions within the banking industry, Arrow has experienced decreases in its net interest margin in recent periods as a result of operating in this historically low interest rate environment. Nevertheless, on a tax-equivalent basis, our net interest income in the fourth quarter of 2012, as compared to the fourth quarter of 2011, increased $127 thousand, or 0.8%, due to an increase in the average level of interest-earning assets between the periods. Our tax-equivalent net interest margin fell from 3.25% in the fourth quarter of 2011 to 3.13% for the fourth quarter of 2012. Both our yield on earning assets and the cost of our interest-bearing liabilities decreased significantly from the fourth quarter of 2011 to the fourth quarter of 2012.  Our cost of funds in the fourth quarter of 2012, as compared to the fourth quarter of 2011, fell by 41 basis points, from 1.03% to 0.62%, while our yield on earning assets decreased by 47 basis points from 4.11% in the fourth quarter of 2011 to 3.64% in the just completed quarter.

•
Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the nine-month period ended September 30, 2012, in which our return on average equity (ROE) was 13.01%, as compared to 7.93% for our peer group.  For the year ended December 31, 2012, ROE was 12.88%, verses 13.45% for the prior year. Our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.54% as of September 30, 2012, as compared to 2.48% for our peer group, while our annualized net loan losses of 0.05% for the year-to-date period ending September 30, 2012 were well below the peer result of 0.58%.   Our net loan losses for the full year were 0.05% for both 2012 and 2011. Our operating results and asset quality ratios have consistently withstood the economic stress of recent years much better than most banks in our national peer group.

Mr. Murphy further added, "Arrow Financial Corporation has delivered shareholder value by adhering to a conservative business model that emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. We remain committed to these core values, which have served the Company and its shareholders well. However, Arrow, like other banking organizations, faces challenges in this difficult period of historically low interest rates, slow economic growth and increasing regulation.”

Other highlights from the 2012 fiscal year included:

•
Industry Recognition: Our commitment to excellence was acknowledged in 2012 by numerous banking industry publications. Arrow appeared in Bank Director Magazine's annual “Bank Performance Scorecard”; American Banker Magazine's “Top 200 Community Banks” list; the ABA Banking Journal's “25 Top Performing Mid-Sized Banks” list; and American Banker newspaper's “Banks of the Year” list. We have detailed these recognitions in previous releases.

•
Executive Retirements: Two of the Company's longest-serving and most dedicated Executive Officers retired at year-end 2012. Thomas L. Hoy stepped down as CEO of Arrow and Glens Falls National Bank on December 31, 2012, although he continues to serve as the Chairman of the Board of Directors of both entities. Raymond F. O'Conor retired on December 31, 2012 as CEO of our other subsidiary bank, Saratoga National Bank and Trust Company; he too continues to serve as its Chairman. The Company thanks them for their decades of service and wishes them well in retirement.

•
Headquarters Expansion: In 2012, we expanded the headquarters of Glens Falls National Bank and Trust Company, our main subsidiary, in Glens Falls, New York to include a new building for our Trust, Investment and Retirement Services Division, and our Commercial Lending Services Division. The new building positions the Bank for future growth, enhanced operational efficiencies, improved level of customer service and demonstrates our commitment to the community.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,356	$14,322	$54,511	$58,599
Interest on Deposits at Banks	28	33	108	99
Interest and Dividends on Investment Securities:
Fully Taxable	1,960	2,695	9,269	12,402
Exempt from Federal Taxes	1,396	1,297	5,491	5,691
Total Interest and Dividend Income	16,740	18,347	69,379	76,791
INTEREST EXPENSE
NOW Accounts	854	1,289	3,564	5,052
Savings Deposits	282	409	1,287	1,898
Time Deposits of $100,000 or More	371	643	2,007	2,633
Other Time Deposits	655	1,225	3,730	5,143
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	9	22	74
Federal Home Loan Bank Advances	186	297	729	3,295
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	150	150	618	584
Total Interest Expense	2,503	4,022	11,957	18,679
NET INTEREST INCOME	14,237	14,325	57,422	58,112
Provision for Loan Losses	175	280	845	845
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,062	14,045	56,577	57,267
NONINTEREST INCOME
Income From Fiduciary Activities	1,504	1,491	6,290	6,113
Fees for Other Services to Customers	2,134	1,969	8,245	8,034
Insurance Commissions	2,028	2,099	8,247	7,374
Net Gain on Securities Transactions	156	—	865	2,795
Net Gain on Sales of Loans	788	429	2,282	866
Other Operating Income	287	211	1,170	746
Total Noninterest Income	6,897	6,199	27,099	25,928
NONINTEREST EXPENSE
Salaries and Employee Benefits	8,042	7,843	31,703	30,205
Occupancy Expenses, Net	1,694	1,698	7,467	7,369
FDIC Assessments	260	252	1,026	1,292
Prepayment Penalty on FHLB Advances	—	—	—	1,638
Other Operating Expense	3,121	2,662	11,640	11,044
Total Noninterest Expense	13,117	12,455	51,836	51,548
INCOME BEFORE PROVISION FOR INCOME TAXES	7,842	7,789	31,840	31,647
Provision for Income Taxes	2,293	2,358	9,661	9,714
NET INCOME	$5,549	$5,431	$22,179	$21,933
Average Shares Outstanding[1]:
Basic	12,014	12,017	12,007	11,970
Diluted	12,032	12,024	12,017	11,982
Per Common Share:
Basic Earnings	$0.46	$0.45	$1.85	$1.83
Diluted Earnings	0.46	0.45	1.85	1.83
[1] Share and per share data have been restated for the September 27, 2012 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Cash and Due From Banks	$37,076	$29,598
Interest-Bearing Deposits at Banks	11,756	14,138
Investment Securities:
Available-for-Sale	478,698	556,538
Held-to-Maturity (Approximate Fair Value of $248,252 at December 31, 2012 and $159,059 at December 31, 2011)	239,803	150,688
Other Investments	5,792	6,722
Loans	1,172,341	1,131,457
Allowance for Loan Losses	(15,298)	(15,003)
Net Loans	1,157,043	1,116,454
Premises and Equipment, Net	28,897	22,629
Other Real Estate and Repossessed Assets, Net	1,034	516
Goodwill	22,003	22,003
Other Intangible Assets, Net	4,492	4,749
Accrued Interest Receivable	5,486	6,082
Other Assets	30,716	32,567
Total Assets	$2,022,796	$1,962,684
LIABILITIES
Noninterest-Bearing Deposits	$247,232	$232,038
NOW Accounts	758,287	642,521
Savings Deposits	442,363	416,829
Time Deposits of $100,000 or More	93,375	123,668
Other Time Deposits	189,898	228,990
Total Deposits	1,731,155	1,644,046
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	12,678	26,293
Federal Home Loan Bank Overnight Advances	29,000	42,000
Federal Home Loan Bank Term Advances	30,000	40,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Accrued Interest Payable	584	1,147
Other Liabilities	23,554	22,813
Total Liabilities	1,846,971	1,796,299
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,416,163 Shares Issued at December 31, 2012 and 16,094,277 Shares Issued at December 31, 2011)	16,416	16,094
Additional Paid-in Capital	218,650	207,600
Retained Earnings	26,251	23,947
Unallocated ESOP Shares (102,890 Shares at December 31, 2012 and 117,502 Shares at December 31, 2011)	(2,150)	(2,500)
Accumulated Other Comprehensive Loss	(8,462)	(6,695)
Treasury Stock, at Cost (4,288,617 Shares at December 31, 2012 and 4,213,470 shares at December 31, 2011)	(74,880)	(72,061)
Total Stockholders’ Equity	175,825	166,385
Total Liabilities and Stockholders’ Equity	$2,022,796	$1,962,684

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Net Income	$5,549	$5,748	$5,594	$5,288	$5,431
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	94	39	86	303	—
Net Gain on Sales of Loans	476	362	324	216	259
Reversal of VISA Litigation Reserve	—	—	178	—	—
Share and Per Share Data:[1]
Period End Shares Outstanding	12,025	12,034	12,001	11,996	11,999
Basic Average Shares Outstanding	12,014	12,012	11,994	12,005	12,017
Diluted Average Shares Outstanding	12,032	12,032	12,009	12,031	12,024
Basic Earnings Per Share	$0.46	$0.48	$0.47	$0.44	$0.45
Diluted Earnings Per Share	0.46	0.48	0.47	0.44	0.45
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.25
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$40,065	$33,332	$55,023	$30,780	$49,101
Investment Securities	745,150	670,328	682,589	678,474	674,338
Loans	1,160,226	1,148,771	1,143,666	1,136,322	1,126,452
Deposits	1,781,778	1,701,599	1,733,320	1,683,781	1,668,062
Other Borrowed Funds	80,357	68,667	66,022	83,055	101,997
Shareholders’ Equity	176,514	174,069	170,199	167,849	168,293
Total Assets	2,064,602	1,971,215	1,994,883	1,959,741	1,963,915
Return on Average Assets	1.07%	1.16%	1.13%	1.09%	1.10%
Return on Average Equity	12.51%	13.14%	13.22%	12.67%	12.80%
Return on Tangible Equity[2]	14.72%	15.50%	15.67%	15.07%	15.22%
Average Earning Assets	$1,945,441	$1,852,431	$1,881,278	$1,845,576	$1,849,891
Average Paying Liabilities	1,612,959	1,511,634	1,565,692	1,545,098	1,547,071
Interest Income, Tax-Equivalent	17,787	18,168	18,508	18,810	19,179
Interest Expense	2,503	2,643	3,279	3,532	4,022
Net Interest Income, Tax-Equivalent	15,284	15,525	15,229	15,278	15,157
Tax-Equivalent Adjustment	1,047	1,000	975	872	832
Net Interest Margin [3]	3.13%	3.33%	3.26%	3.33%	3.25%
Efficiency Ratio Calculation:
Noninterest Expense	$13,117	$12,922	$12,651	$13,146	$12,455
Less: Intangible Asset Amortization	(126)	(126)	(127)	(138)	(142)
Net Noninterest Expense	$12,991	$12,796	$12,524	$13,008	$12,313
Net Interest Income, Tax-Equivalent	$15,284	$15,525	$15,229	$15,278	$15,157
Noninterest Income	6,897	6,835	6,808	6,559	6,199
Less: Net Securities Gains	(156)	(64)	(143)	(502)	—
Net Gross Income	$22,025	$22,296	$21,894	$21,335	$21,356
Efficiency Ratio	58.98%	57.39%	57.20%	60.97%	57.66%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$175,825	$176,314	$171,940	$168,466	$166,385
Book Value per Share	14.62	14.65	14.33	14.04	13.87
Intangible Assets	26,495	26,546	26,611	26,653	26,752
Tangible Book Value per Share [2]	12.42	12.45	12.11	11.82	11.64
Capital Ratios:
Tier 1 Leverage Ratio	9.10%	9.41%	9.09%	9.10%	8.95%
Tier 1 Risk-Based Capital Ratio	15.02%	15.20%	15.08%	14.84%	14.71%
Total Risk-Based Capital Ratio	16.26%	16.45%	16.34%	16.10%	15.96%
Assets Under Trust Administration and Investment Management	$1,045,972	$1,051,176	$1,019,702	$1,038,186	$973,551

1Share and Per Share Data have been restated for the September 27, 2012 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2012	12/31/2011
Loan Portfolio
Commercial Loans	$105,536	$99,791
Commercial Construction Loans	29,149	11,083
Commercial Real Estate Loans	245,177	232,149
Other Consumer Loans	6,684	6,318
Consumer Automobile Loans	349,100	322,375
Residential Real Estate Loans	436,695	459,741
Total Loans	$1,172,341	$1,131,457
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,247	$14,921
Loans Charged-off	178	251
Less Recoveries of Loans Previously Charged-off	54	53
Net Loans Charged-off	124	198
Provision for Loan Losses	175	280
Allowance for Loan Losses, End of Quarter	$15,298	$15,003
Nonperforming Assets
Nonaccrual Loans	$6,633	$4,528
Loans Past Due 90 or More Days and Accruing	920	1,662
Loans Restructured and in Compliance with Modified Terms	483	1,422
Total Nonperforming Loans	8,036	7,612
Repossessed Assets	64	56
Other Real Estate Owned	970	460
Total Nonperforming Assets	$9,070	$8,128
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.04%	0.07%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.06%	0.10%
Allowance for Loan Losses to Period-End Loans	1.30%	1.33%
Allowance for Loan Losses to Period-End Nonperforming Loans	190.37%	197.10%
Nonperforming Loans to Period-End Loans	0.69%	0.67%
Nonperforming Assets to Period-End Assets	0.45%	0.41%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,003	$14,689
Loans Charged-off	782	774
Less Recoveries of Loans Previously Charged-off	232	243
Net Loans Charged-off	550	531
Provision for Loan Losses	845	845
Allowance for Loan Losses, End of Year	$15,298	$15,003
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.05%	0.05%
Provision for Loan Losses to Average Loans	0.07%	0.08%